Exhibit 16(vi) under Form N-1A
                                        Exhibit 99 under Item 601/Reg. S-K
Schedule for Computation of             Initial
Fund Performance Data                   Invest of:            $1,000
                                        Initial Offering
International Stock Fund                Price/Share=          $10.00

Return Since Inception 4/4/95           NAV=                  $10.35
  ending 12/31/95

FYE:  December 31, 1995
DECLARED:  ANNUALLY
PAID:  ANNUALLY

                      Beginning                      Capital     Reinvest   Ending                 Total
        Reinvest      Period       Dividend          Gain        Price     Period    Ending    Investment
        Dates         Shares        /Share           /Share      /Share    Shares     Price       Value
        4/30/95      100.000    0.000000000         0.00000    $10.00    100.000   $10.00     $1,000.00
        5/31/95      100.000    0.000000000         0.00000     $0.00    100.000   $10.01     $1,001.00
        6/30/95      100.000    0.000000000         0.00000     $0.00    100.000   $10.03     $1,003.00
        7/31/95      100.000    0.000000000         0.00000     $0.00    100.000   $10.08     $1,008.00
        8/31/95      100.000    0.000000000         0.00000     $0.00    100.000   $10.12     $1,012.00
        9/30/95      100.000    0.000000000         0.00000     $0.00    100.000   $10.15     $1,015.00
        10/31/95     100.000    0.000000000         0.00000     $0.00    100.000    $9.99       $999.00
        11/30/95     100.000    0.000000000         0.00000     $0.00    100.000   $10.09     $1,009.00
        12/31/95     100.000    0.000000000         0.00000     $0.00    100.000   $10.35     $1,035.00


d
Note: International Stock Fund has not paid any income or ST/LT capital gain dividends in 1995
$1,000 (1+T) = Ending Value